Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 WINS ITS APPEAL TO FEDERAL CIRCUIT IN HP LITIGATION

Court Overturns District Court Judgment of Non-Infringement

New York, New York September 24, 2020– Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing and protection of its intellectual property assets, today announced that the U.S. Court of Appeals for the Federal Circuit overturned the judgment of non-infringement of the U.S. District Court of the Eastern District of Texas in its litigation with Hewlett-Packard involving its Remote Power Patent. The Federal Circuit also vacated the District Court judgment of validity of the Remote Power Patent. The Federal Circuit has remanded the case to the District Court for a new trial on infringement against Hewlett-Packard and further proceedings on validity.

As a result of the Federal Circuit’s decision to overturn the District Court judgment of non-infringement, Network-1 believes that Cisco and certain other licensees of Network-1’s Remote Power Patent are obligated to pay Network-1 significant royalties that accrued but were not paid beginning in the fourth quarter of 2017 through March 7, 2020 (the expiration of the Remote Power Patent). The amount of royalties payable to Network-1 for such period depends upon the amount of sales of licensed products by Cisco and other licensees pursuant to their license agreements with Network-1.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing licensing efforts for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $147,000,000 from May 2007 through June 30, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2020 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business. Such statements are subject to a number of risk factors and uncertainties as disclosed in Network-1's Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on 10-Q for the three months ended March 31, 2020 and June 30, 2020 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, the ability of Network-1 to achieve additional licenses for its Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve licensing revenue from its Cox Patent Portfolio, M2M/IoT Patent Portfolio and Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk of Network-1 being classified as a Personal Holding Company, the risk that the global COVID-19 pandemic could have an adverse impact on Network-1’s business, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman & CEO Network-1 Technologies, Inc. (212) 829-5770 (office) 917-692-0000 (mobile)